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                     November 14, 2022

       Nancy Disman
       Chief Financial Officer
       Shift4 Payments, Inc.
       2202 N. Irving Street
       Allentown, PA 18109

                                                        Re: Shift4 Payments,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 001-39313

       Dear Nancy Disman:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Jordan Frankel